Exhibit 99.1

Teladoc Health Reports Fourth Quarter and Full Year 2023 Results

•Fourth quarter 2023 revenue increase of 4% and full year 2023 revenue increase of 8% to $2,602.4 million
•Fourth quarter 2023 net loss of $28.9 million, or $0.17 per share, and full year 2023 net loss of $220.4 million, or $1.34 per share
•Fourth quarter 2023 adjusted EBITDA increase of 22% to $114.4 million and full year 2023 adjusted EBITDA increase of 33% to $328.1 million, resulting in the company’s most profitable year to-date
•Full year 2023 operating cash flow of $350.0 million, up from $189.3 million; full year 2023 free cash flow of $193.7 million, up from $16.5 million; cash position of $1,123.7 million as of December 31, 2023
•Initiates 2024 guidance, provides three year outlook

PURCHASE, NY, February 20, 2024— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the fourth quarter and full year ended December 31, 2023.

"With approximately 90 million members and thousands of clients around the world, Teladoc Health continues to be the leader in whole person virtual care," said Jason Gorevic, CEO of Teladoc Health. "In 2023 – in the midst of a challenging macro-economic environment – we reported meaningful progress in generating higher margins and delivering strong bottom-line performance. During the year, we delivered 33% growth in adjusted EBITDA as well as free cash flow of $194 million while driving 8% consolidated top-line growth. At the same time, we brought forward innovative offerings like our integrated app experience and provider-based chronic condition management that differentiate us in the marketplace.

“As we look at 2024 and beyond, we are excited for the future. We remain focused on serving our clients globally, delivering world-class health care while at the same time, expanding our bottom line through a combination of operating leverage and expense reduction.”

Key Financial Data
($ in thousands, except per share data, unaudited)
	Quarter Ended			Year Ended
	December 31,		Year-over-	December 31,		Year-over-
	2023	2022	Year Change	2023	2022	Year Change
Revenue	$660,527	$637,709	4%	$2,602,415	$2,406,840	8%

Net loss	$(28,890)	$(3,810,071)	99%	$(220,368)	$(13,659,531)	98%
Net loss per share, basic and diluted	$(0.17)	$(23.49)	99%	$(1.34)	$(84.60)	98%

Adjusted EBITDA (1)	$114,443	$94,094	22%	$328,120	$246,513	33%
See note (1) in the Notes section that follows.

Fourth Quarter 2023

Revenue increased 4% to $660.5 million from $637.7 million in the fourth quarter of 2022. Access fees revenue grew 4% to $573.9 million and other revenue grew 3% to $86.6 million. U.S. revenue grew 2% to $564.8 million and International revenue grew 15% to $95.8 million.

Teladoc Health Integrated Care ("Integrated Care") segment revenue increased 8% to $384.4 million in the fourth quarter of 2023 and BetterHelp segment revenue was essentially flat at $276.2 million.

Net loss totaled $28.9 million, or $0.17 per share, for the fourth quarter of 2023, compared to $3,810.1 million, or $23.49 per share, for the fourth quarter of 2022. Results for the fourth quarter of 2023 included stock-based compensation expense of $46.8 million, or $0.28 per share, and amortization of acquired intangibles of $70.8 million, or $0.43 per share. The amortization of acquired intangibles increased over the prior year period reflecting a change in the useful lives of certain intangibles.

Results for the fourth quarter of 2022 primarily included non-cash goodwill impairment charges of $3,772.8 million, or $23.26 per share, stock-based compensation expense of $50.8 million, or $0.31 per share, and amortization of acquired intangibles of $50.2 million, or $0.31 per share. Net loss for the fourth quarter of 2022 also included $3.7 million, or $0.02 per share, of restructuring costs primarily related to the abandonment of certain excess leased office space.

Adjusted EBITDA(1) increased 22% to $114.4 million, compared to $94.1 million for the fourth quarter of 2022. Integrated Care segment adjusted EBITDA increased 28% to $56.0 million in the fourth quarter of 2023 and BetterHelp segment adjusted EBITDA increased 11% to $58.5 million in the fourth quarter of 2023.

GAAP gross margin, which includes depreciation and amortization, was 68.8% for the fourth quarter of 2023, compared to 68.6% for the fourth quarter of 2022.

Adjusted gross margin(1) was 70.7% for the fourth quarter of 2023, compared to 70.4% for the fourth quarter of 2022.

Full Year Ended December 31, 2023

Revenue increased 8% to $2,602.4 million from $2,406.8 million for the year ended December 31, 2022. Access fees revenue grew 8% to $2,282.5 million, and other revenue grew 6% to $319.9 million. U.S. revenue grew 6% to $2,237.5 million, and International revenue grew 19% to $364.9 million for the year ended December 31, 2023.

Revenue increased 7% to $1,468.8 million for the Integrated Care segment for the year ended December 31, 2023 and increased 11% to $1,133.6 million for the BetterHelp segment.

Net loss totaled $220.4 million, or $1.34 per share, for the year ended December 31, 2023, compared to $13,659.5 million, or $84.60 per share, for the year ended December 31, 2022. Results for the year ended December 31, 2023 included stock-based compensation expense of $201.6 million, or $1.22 per share, restructuring costs of $16.9 million, or $0.10 per share, and amortization of acquired intangibles of $243.0 million, or $1.48 per share.

Results for the year ended December 31, 2022 included non-cash goodwill impairment charges of $13,402.8 million, or $83.01 per share, as well as stock-based compensation expense of $217.9 million, or $1.35 per share, and amortization of acquired intangibles of $198.5 million, or $1.23 per share. Net loss for the year ended December 31, 2022 also included $7.4 million, or $0.05 per share, of restructuring costs related to the abandonment of certain excess leased office space and severance.

Adjusted EBITDA(1) increased 33% to $328.1 million, compared to $246.5 million for the year ended December 31, 2022. Integrated Care segment adjusted EBITDA increased 42% to $191.9 million in the year ended December 31, 2023 and BetterHelp segment adjusted EBITDA increased 19% to $136.2 million in the year ended December 31, 2023.

GAAP gross margin, which includes depreciation and amortization, was 68.2% for the year ended December 31, 2023, compared to 67.8% for the year ended December 31, 2022.

Adjusted gross margin(1) was 70.8% for the year ended December 31, 2023, compared to 69.1% for the year ended December 31, 2022.

Capex and Cash Flow

Cash flow from operations was $130.1 million in the fourth quarter of 2023, compared to $65.5 million in the fourth quarter of 2022, and was $350.0 million in the year ended December 31, 2023, compared to $189.3 million in the year ended December 31, 2022. Capitalized expenditures and capitalized software (together, “Capex”) totaled $36.5 million in the fourth quarter of 2023, compared to $53.9 million in the fourth quarter of 2022, and totaled $156.3 million for the year ended December 31, 2023, compared to $172.8 million for the year ended December 31, 2022. Free cash flow was $93.6 million in the fourth quarter of 2023, compared to $11.7 million in the fourth quarter of 2022, and was $193.7 million for the year ended December 31, 2023, compared to $16.5 million for the year ended December 31, 2022.

Financial Outlook

Teladoc Health provides an outlook based on current market conditions and expectations and what we know today. Accordingly, we believe our outlook ranges provide a reasonable baseline for future financial performance.

For the first quarter of 2024, we expect:

1Q 2024 Outlook Range
Revenue	$630 - $645 million
Adjusted EBITDA	$52 - $62 million
Net loss per share	($0.55) - ($0.45)
U.S. Integrated Care Members (2)	89.5 - 90.5 million

Integrated Care
Revenue growth percentage (year-over-year)	5% - 7%
Adjusted EBITDA margin	10.5% - 12%

BetterHelp
Revenue growth percentage (year-over-year)	(6%) - (3%)
Adjusted EBITDA margin	5.5% - 6.5%

For the full year of 2024, we expect:

Full Year 2024 Outlook Range
Revenue	$2,635 - $2,735 million
Adjusted EBITDA	$350 - $390 million
Net loss per share	($1.10) - ($0.80)
Free Cash Flow	$210 - $240 million
U.S. Integrated Care Members (2)	90 - 92 million

Integrated Care
Revenue growth percentage (year-over-year)	Low to mid-single-digits
Adjusted EBITDA margin expansion (year-over-year)	+150bps to +250bps

BetterHelp
Revenue growth percentage (year-over-year)	Flat to low-single-digits
Adjusted EBITDA margin expansion (year-over-year)	Flat +/- 50bps
See note (2) in the Notes section that follows.

Three Year Outlook

We expect:

Low to mid-single-digit annual consolidated revenue growth, including mid-single-digit Integrated Care and low single-digit BetterHelp annual revenue growth; and

50 - 100 basis points of annual margin expansion, and at least $425 million of adjusted EBITDA for the full year of 2025(9) inclusive of cost actions associated with our efficiency program.

See note (9) in the Notes section that follows.

Efficiency Program

As part of the previously announced comprehensive operational review of the business to drive efficiency in order to reduce costs and improve profit growth, we expect pre-tax expense reductions of an approximate net $43 million in 2024, which is reflected in our financial outlook, and approximately $85 million on an annualized basis. Included in the expense reductions is stock-based compensation expense of approximately $8 million in both 2024 and on an annualized basis.

In relation to the efficiency program, we expect to incur pre-tax restructuring charges in the range of $12 million to $16 million in 2024, of which approximately $11 million is expected to occur in the first quarter of 2024. The charges will primarily relate to employee transition, severance, employee benefits, and other costs needed to execute on various optimization initiatives. In addition, we expect a reduction in stock-based compensation of approximately $3 million in the first quarter of 2024 associated with the forfeiture of stock awards.

Earnings Conference Call
The fourth quarter and full year 2023 earnings conference call and webcast will be held Tuesday, February 20, 2024 at 5:00 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code # 825968. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/conferencing/global-numbers?confId=60046. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; and (viii) the success of our operational review of the company to achieve a more balanced approach to growth and margin. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$660,527	$637,709	$2,602,415	$2,406,840
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	193,424	188,873	760,031	743,987
Operating expenses:
Advertising and marketing	147,156	146,443	688,854	623,536
Sales	53,451	56,278	213,780	227,172
Technology and development	89,938	82,930	348,521	333,629
General and administrative	108,957	119,845	464,659	449,855
Acquisition, integration, and transformation costs	4,262	6,627	21,110	15,620
Restructuring costs	899	3,738	16,942	7,416
Depreciation	2,793	2,598	11,138	11,407
Amortization	94,728	73,118	325,933	244,620
Goodwill impairment	—	3,772,811	—	13,402,812
Total expenses	695,608	4,453,261	2,850,968	16,060,054
Loss from operations	(35,081)	(3,815,552)	(248,553)	(13,653,214)
Interest income	(13,707)	(6,482)	(46,782)	(12,674)
Interest expense	5,538	4,590	22,282	21,944
Other (income) expense, net	(1,537)	(1,749)	(4,445)	859
Loss before provision for income taxes	(25,375)	(3,811,911)	(219,608)	(13,663,343)
Provision for income taxes	3,515	(1,840)	760	(3,812)
Net loss	(28,890)	(3,810,071)	(220,368)	(13,659,531)

Net loss per share, basic and diluted	$(0.17)	$(23.49)	$(1.34)	$(84.60)

Weighted-average shares used to compute basic and diluted net loss per share	166,059,023	162,169,564	164,578,219	161,457,123

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$1,418	$1,474	$5,478	$6,468
Advertising and marketing	3,773	3,561	15,300	14,083
Sales	8,393	9,337	35,449	43,183
Technology and development	15,352	14,461	58,336	64,577
General and administrative	17,906	21,921	86,987	89,541
Total stock-based compensation expense (3)	$46,842	$50,754	$201,550	$217,852
See note (3) in the Notes section that follows.

Revenues

	Quarter Ended			Year Ended
	December 31,		Year-over-	December 31,		Year-over-
($ in thousands, unaudited)	2023	2022	Year Change	2023	2022	Year Change
Revenue by Type
Access fees	$573,920	$553,668	4%	$2,282,521	$2,103,814	8%
Other	86,607	84,041	3%	319,894	303,026	6%
Total Revenue	$660,527	$637,709	4%	$2,602,415	$2,406,840	8%

Revenue by Geography
U.S. Revenue	$564,763	$554,416	2%	$2,237,533	$2,101,015	6%
International Revenue	95,764	83,293	15%	364,882	305,825	19%
Total Revenue	$660,527	$637,709	4%	$2,602,415	$2,406,840	8%

Summary Operating Metrics

Consolidated

	Quarter Ended			Year Ended
	December 31,		Year-over-	December 31,		Year-over-
(In millions)	2023	2022	Year Change	2023	2022	Year Change
Total Visits	4.4	4.8	(8)%	18.4	18.5	(1)%

Integrated Care

	As of December 31,		Year-over-
(In millions)	2023	2022	Year Change
U.S. Integrated Care Members (2)	89.6	83.3	8%
Chronic Care Program Enrollment (4)	1.158	1.019	14%

	Quarter Ended			Year Ended
	December 31,		Year-over-	December 31,		Year-over-
	2023	2022	Year Change	2023	2022	Year Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.42	$1.44	(1)%	$1.41	$1.42	(1)%

BetterHelp

	Average for Quarter Ended			Average for Year Ended
	December 31,		Year-over-	December 31,		Year-over-
(In millions)	2023	2022	Year Change	2023	2022	Year Change
BetterHelp Paying Users (6)	0.425	0.450	(6)%	0.457	0.419	9%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Quarter Ended			Year Ended
	December 31		Year-over-	December 31		Year-over-
($ in thousands, unaudited)	2023	2022	Year Change	2023	2022	Year Change
Teladoc Health Integrated Care
Revenue	$384,356	$357,100	8%	$1,468,794	$1,373,900	7%
Adjusted EBITDA	$55,971	$43,686	28%	$191,871	$135,153	42%
Adjusted EBITDA Margin %	14.6%	12.2%	233 bps	13.1%	9.8%	323 bps

BetterHelp
Therapy Services	$271,272	$274,495	(1)%	$1,116,693	$1,012,574	10%
Other Wellness Services	4,898	2,513	95%	16,928	7,072	139%
Total Revenue	$276,170	$277,008	—%	$1,133,621	$1,019,646	11%
Adjusted EBITDA	$58,472	$52,846	11%	$136,249	$114,116	19%
Adjusted EBITDA Margin %	21.2%	19.1%	210 bps	12.0%	11.2%	83 bps

TELADOC HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(220,368)	$(13,659,531)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	—	13,402,812
Depreciation	11,138	11,407
Amortization	325,933	244,620
Depreciation of rental equipment	2,602	2,859
Amortization of right-of-use assets	11,650	11,757
Provision for allowances	4,686	2,815
Stock-based compensation	201,550	217,852
Deferred income taxes	(1,903)	(7,840)
Accretion of interest	3,400	3,345
Other, net	(310)	7,584
Changes in operating assets and liabilities:
Accounts receivable	(10,252)	(49,058)
Prepaid expenses and other current assets	12,461	(41,081)
Inventory	24,095	14,800
Other assets	(23,052)	(27,767)
Accounts payable	(4,185)	1,876
Accrued expenses and other current liabilities	9,069	61,217
Accrued compensation	19,180	(12,290)
Deferred revenue	(4,900)	15,240
Operating lease liabilities	(10,224)	(11,525)
Other liabilities	(549)	200
Net cash provided by operating activities	350,021	189,292
Cash flows from investing activities:
Capital expenditures	(11,464)	(16,480)
Capitalized software	(144,884)	(156,284)
Proceeds from marketable securities	—	2,507
Other, net	1	2,514
Net cash used in investing activities	(156,347)	(167,743)
Cash flows from financing activities:
Net proceeds from the exercise of stock options	1,481	5,884
Proceeds from employee stock purchase plan	9,651	6,501
Cash received for withholding taxes on stock-based compensation, net	(278)	124
Other, net	—	(6,012)
Net cash provided by financing activities	10,854	6,497
Net increase in cash and cash equivalents	204,528	28,046
Effect of foreign currency exchange rate changes	965	(3,344)
Cash and cash equivalents at beginning of the period	918,182	893,480
Cash and cash equivalents at end of the period	$1,123,675	$918,182

The following table presents the selected cash flow information for the following quarters (in thousands, unaudited):

	Quarter Ended December 31,
	2023	2022
Net cash provided by operating activities	$130,082	$65,549
Net cash used in investing activities	(36,506)	(53,891)
Net cash (used in) provided by financing activities	(1,775)	4,381
Effect of foreign currency exchange rate changes	1,347	2,512
Net increase in cash and cash equivalents	$93,148	$18,551

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,123,675	$918,182
Accounts receivable, net of allowance for doubtful accounts of $4,240 and $4,324 at December 31, 2023 and December 31, 2022, respectively	217,423	210,554
Inventories	29,513	56,342
Prepaid expenses and other current assets	118,437	130,310
Total current assets	1,489,048	1,315,388
Property and equipment, net	32,032	29,641
Goodwill	1,073,190	1,073,190
Intangible assets, net	1,677,781	1,836,765
Operating lease - right-of-use assets	40,060	41,831
Other assets	80,258	48,540
Total assets	$4,392,369	$4,345,355
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,637	$47,690
Accrued expenses and other current liabilities	178,634	168,693
Accrued compensation	102,686	81,554
Deferred revenue-current	95,659	101,832
Total current liabilities	420,616	399,769
Other liabilities	1,080	1,618
Operating lease liabilities, net of current portion	42,837	38,042
Deferred revenue, net of current portion	13,623	11,954
Deferred taxes, net	49,452	50,939
Convertible senior notes, net	1,538,688	1,535,288
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 166,658,253 shares and 162,840,360 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	167	163
Additional paid-in capital	17,591,551	17,358,645
Accumulated deficit	(15,228,655)	(15,008,287)
Accumulated other comprehensive loss	(36,990)	(42,776)
Total stockholders’ equity	2,326,073	2,307,745
Total liabilities and stockholders’ equity	$4,392,369	$4,345,355

Non- GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA, and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which are shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest income; interest expense; other (income) expense, net, including foreign currency exchange gains or losses; provision for income taxes; depreciation; amortization; and goodwill impairment. Adjusted EBITDA consists of net loss before interest income; interest expense; other (income) expense, net, including foreign currency exchange gains or losses; provision for income taxes; depreciation; amortization; goodwill impairment; stock-based compensation; restructuring costs; and acquisition, integration, and transformation costs.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software (together, "Capex").

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:
•adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
•adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
•EBITDA and adjusted EBITDA eliminate the impact of the provision for income taxes on our results of operations, and they do not reflect goodwill impairment, interest income, interest expense, or other (income) expense, net;
•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;
•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin
(In thousands, unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$660,527	$637,709	$2,602,415	$2,406,840
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(193,424)	(188,873)	(760,031)	(743,987)
Depreciation and amortization of intangible assets	(12,658)	(11,109)	(67,751)	(30,773)
Gross Profit	454,445	437,727	1,774,633	1,632,080
Depreciation and amortization of intangible assets	12,658	11,109	67,751	30,773
Adjusted gross profit	$467,103	$448,836	$1,842,384	$1,662,853

Gross margin	68.8%	68.6%	68.2%	67.8%
Adjusted gross margin	70.7%	70.4%	70.8%	69.1%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

					Outlook (8)
	Quarter Ended		Year Ended		First
	December 31,		December 31,		Quarter	Full Year
($ in thousands, except for outlook data, unaudited)	2023	2022	2023	2022	2024 (in millions)	2024 (in millions)
Net loss	$(28,890)	$(3,810,071)	$(220,368)	$(13,659,531)	$(91) - (74)	$(185) - (134)
Add:
Goodwill impairment	—	3,772,811	—	13,402,812
Interest income	(13,707)	(6,482)	(46,782)	(12,674)
Interest expense	5,538	4,590	22,282	21,944
Other (income) expense, net	(1,537)	(1,749)	(4,445)	859
Provision for income taxes	3,515	(1,840)	760	(3,812)
Depreciation	2,793	2,598	11,138	11,407
Amortization	94,728	73,118	325,933	244,620
Total Adjustments	91,330	3,843,046	308,886	13,665,156
Consolidated EBITDA	62,440	32,975	88,518	5,625
Adjustments:
Stock-based compensation	46,842	50,754	201,550	217,852
Acquisition, integration, and transformation costs	4,262	6,627	21,110	15,620
Restructuring costs	899	3,738	16,942	7,416
Total Adjustments	52,003	61,119	239,602	240,888	126 - 153	484 - 575
Consolidated Adjusted EBITDA	$114,443	$94,094	$328,120	$246,513	$52 - 62	$350 - 390

Segment Adjusted EBITDA
Teladoc Health Integrated Care	$55,971	$43,686	$191,871	$135,153
BetterHelp	58,472	52,846	136,249	114,116
Other	—	(2,438)	—	(2,756)
Consolidated Adjusted EBITDA	$114,443	$94,094	$328,120	$246,513
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow

	Quarter Ended		Year Ended		Outlook (10)
	December 31,		December 31,		Full Year
($ in thousands, except for outlook data, unaudited)	2023	2022	2023	2022	2024 (in millions)
Net cash provided by operating activities	$130,082	$65,549	$350,021	$189,292	$354 - 374
Capital expenditures	(1,404)	(6,194)	(11,464)	(16,480)
Capitalized software	(35,103)	(47,697)	(144,884)	(156,284)
Capex	(36,507)	(53,891)	(156,348)	(172,764)	(144) - (134)
Free Cash Flow	$93,575	$11,658	$193,673	$16,528	$210 - 240
See note (10) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amounts related to capitalized software projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of a given period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period.

7.We have two segments: Teladoc Health Integrated Care (“Integrated Care”) and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

Other includes certain revenues and charges not related to ongoing segment operations.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a reconciliation for net loss/income to adjusted EBITDA outlook for the full year of 2025 because it is impracticable to do so. Reconciling items like income taxes, stock-based compensation, and certain other costs have not yet been determined so a net loss/income amount for the full year of 2025 is not available to provide. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

10.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts.

Investors:
Patrick Feeley
914-265-7925
IR@teladochealth.com

Media:
Chris Stenrud
860-491-8821
pr@teladochealth.com